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

                                                                     U.S. SECURITIES AND EXCHANGE COMMISSION
FORM 5                                                                        Washington, D.C.  20549

                                                               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ]   Check this box if no longer subject to
      Section 16.  Form 4 or Form 5 obligations
      may continue.  See Instruction 1(b).    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)
[ ]   Form 3 Holdings Reported                      of the Public Utility Holding Company Act of 1935 or Section 30(f)
[ ]   Form 4 Transactions Reported                                 of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person(*)                   2. Issuer Name and Ticker or Trading Symbol

                                                                 NCS HealthCare, Inc. (NCSS)
Osborne                       Richard           L.
------------------------------------------------------------------------------------------------------------------------
    (Last)                   (First)          (Middle)        3.  IRS or Social Security     4.   Statement for
                                                                  Number of Reporting
                                                                  Person (Voluntary)               June 2002
3201 Enterprise Parkway, Suite 220
-------------------------------------------------------------                                ---------------------------
                            (Street)                                                         5.   If Amendment, Date of
                                                                                                  Original (Month/Year)
Beachwood                      Ohio            44122
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    (City)                    (State)          (Zip)



6.  Relationship of Reporting Person to Issuer
             (Check all applicable)

      x    Director                    10% Owner
     ---                         ---
           Officer                      Other   (specify
     ---                         ---             below)
-----------------------------------------------------------

7.  Individual or Joint/Group Filing
    (Check applicable line)

  x   Form Filed by one Reporting Person
----
      Form Filed by more than one Reporting Person
----

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                TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1.  Title of    2.  Transaction  3.  Transaction    4.  Securities Acquired (A)   5. Amount of     6. Ownership      7. Nature of
     Security        Date             Code               or Disposed of (D)           Securities       Form:             Indirect
     (Instr. 3)                       (Instr. 8)         (Instr. 3, 4 and 5)          Beneficially     Direct (D) or     Beneficial
                                                                                      Owned at End     Indirect (I)      Ownership
                    (Month/Day/                      Amount    (A) or    Price        of Issuer's      (Instr. 3)        (Instr. 4)
                     Year)                                     (D)                    Fiscal Year
                                                                                      (Instr. 3 and 4)

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 Class A Common Stock                                                                   49,657 (1)          D

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 Class B Common Stock                                                                  101,403 (1)          D

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                        (*) If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                                                                              (Over)
                                                      (Print or Type Responses)


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FORM 5 (CONTINUED)                                   TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                                                 (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative        2. Conver-  3. Trans-  4. Trans-  5. Number of    6. Date Exer-          7. Title and Amount of
   Security                      sion or     action     action     Derivative      cisable and            Underlying
   (Instr. 3)                    Exercise    Date       Code       Securities Ac-  Expiration             Securities
                                 Price of    (Month/               quired (A) or   Date                   Instr. 3 and 4)
                                 Deriv-      Day/       (Instr. 8) Disposed of     (Month/Day/            Secur-
                                 ative       Year)                                 Year)                  ity
                                 Security                          (Instr. 3, 4                           (Instr.
                                                                   and 5)                                 5)

                                                                                  Date       Expira-                     Amount or
                                                                                  Exer-      tion         Title          Number of
                                                                  (A)    (D)      cisable    Date                        Shares



Stock Options (right to buy)      $4.25      08/04/99    A (2)    5,000           08/01/01   08/04/04    Class A Common     5,000
                                                                                                         Stock

Stock Options (right to buy)      $4.25      08/04/99    A (2)    5,000           08/01/02   08/04/04    Class A Common     5,000
                                                                                                         Stock

Stock Options (right to buy)      $4.25      08/04/99    A (2)    5,000           08/01/03   08/04/04    Class A Common     5,000
                                                                                                         Stock

Stock Options (right to buy)      $1.47      01/28/00    A (3)    3,750           01/28/01   01/28/05    Class A. Common    3,750
                                                                                                         Stock

Stock Options (right to buy)      $1.47      01/28/00    A (3)    3,750           01/28/02   01/28/05    Class A. Common    3,750
                                                                                                         Stock

Stock Options (right to buy)      $0.19      12/11/01    A (4)    5,000           12/01/03   12/11/06    Class A Common     5,000
                                                                                                         Stock

Stock Options (right to buy)      $0.19      12/11/01    A (4)    5,000           12/01/04   12/11/06    Class A Common     5,000
                                                                                                         Stock

Stock Options (right to buy)      $0.19      12/11/01    A (4)    5,000           12/01/05   12/11/06    Class A Common     5,000
                                                                                                         Stock


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

8. Price     9. Number        10. Owner-       11. Na-
   of           of Deriv-         ship             ture
   Deriv-       ative             Form             of In-
   ative        Secur-            of De-           direct
   Secur-       ities             rivative         Bene-
   ity          Bene-             Secur-           ficial
                                  ity;             Own-
                                  Direct           ership
                                  (D) or
                                  Indi-            (Instr. 4)
                                  rect(I)

                                  (Instr. 4)

               52,500(5)               D
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Explanation of Responses:

(1) Ownership of these securities was previously reported on a Form 3, 4, or 5.

(2) The reporting person was granted Stock Options to purchase 15,000 shares of the Company's Class A Common Stock under the NCS HealthCare, Inc. 1998 Performance Plan in reliance upon the exemption provided by Rule 16b-3.

(3) The reporting person was granted Stock Options to purchase 7,500 shares of the Company's Class A Common Stock under the NCS HealthCare, Inc. 1998 Performance Plan in reliance upon the exemption provided by Rule 16b-3.

(4) The reporting person was granted Stock Options to purchase 15,000 shares of the Company's Class A Common Stock under the NCS HealthCare, Inc. 2000 Performance Plan in reliance upon the exemption provided by Rule 16b-3.

(5) The reporting person previously reported the grant of Stock Options on October 25, 2000 to purchase 35,000 shares of the Company's Class A Common Stock that expire on October 25, 2005. These options were granted under the NCS HealthCare, Inc. 1998 Performance Plan.

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Richard L. Osborne                  08/09/2002
------------------------------------------------------
**Signature of Reporting Person            Date



Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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